LEXINGTON MANAGEMENT CORPORATION
                     MARKET SYSTEMS RESEARCH ADVISORS, INC.

                                 CODE OF ETHICS




                                 January 1, 2000

















             All Employees: Please complete and return pages 16 & 17













                        LEXINGTON MANAGEMENT CORPORATION
                     MARKET SYSTEMS RESEARCH ADVISORS, INC.
                         LEXINGTON GROUP OF MUTUAL FUNDS
                             AND AFFILIATES, THEREOF

                            CODE OF ETHICS CONCERNING
                        PERSONAL SECURITIES TRANSACTIONS


1.       Purposes

         Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. Section 204A of the Investment Advisers Act of 1940, as amended ("Advisers Act"), requires every registered investment adviser to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser.

         The  purpose  of this Code of Ethics  (concerning  Personal  Securities
Transactions (the "Code of Ethics") is to provide regulations and procedures consistent with the 1940 Act and Rule 17j-1 and Section 204A of the Advisers Act, designed to give effect to the general prohibitions set forth in Rule 17j-1(a), as follows:

         (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company --

                    (1) To employ any device, scheme or artifice to defraud such registered investment company,

                  (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading,

                  (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company, or

                  (4) To engage in any manipulative practice with respect to such registered investment company.


In addition, this Code of Ethics sets forth procedures to deter the misuse of material, nonpublic information, in Appendix I hereto.

         The provisions of this Code of Ethics Concerning Personal Securities Transactions and the attached Policy Statement on Insider Trading (the "Policy Statement") shall apply to all officers, directors and employees of Lexington Management Corporation and Market Systems Research Advisors, Inc.

2.       Definitions

          (a) "Adviser" means Lexington Management Corporation and Market Systems Research Advisors, Inc. (and may, from time to time, include other advisers).

         (b) "Fund" means any registered investment company for which the Adviser serves as investment adviser.

         (c) "Access person" means any director, officer, or employee of the Adviser.

         (d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         (e) "Beneficial ownership" pertains to transactions in which the access person has a "beneficial interest". "Beneficial interest" in a transaction includes any transaction (outside of the Adviser's business) in which an access person has direct or indirect influence or control.

                                    Beneficial   interest   also   pertains   to
                  transactions by "immediate family" of an access person. Immediate family of an access person is defined as any person including a spouse, child, parent, or in-law, to whom the access person contributes direct, material financial support.

         (f) "Control" shall have the meaning set forth in Section 2(a)(9) of the 1940 Act.

         (g) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

               (h) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, securities issued or guaranteed as to principal and interest by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as designated by the Board of Directors of the Adviser. Additionally, "security" shall include futures and other commodities, as well as other instruments related in value to a Fund's portfolio securities.

3.       General Principals

         (a) It is the policy of the Adviser that no access person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 set forth above.

         (b) It is the policy of the Adviser that the interest of its shareholders and the shareholders of a Fund are paramount and come before the interests of any director, officer or employee of the Adviser.

         (c) Personal investment activities of all directors, officers and employees of the Adviser shall be conducted in a manner that shall avoid actual or potential conflicts of interest with the Adviser, a Fund and its shareholders of either.

         (d) Directors, officers and employees of the Adviser shall not use their positions with the Adviser, or any investment opportunities presented by virtue of their positions with the Adviser, to the detriment of the Adviser, a Fund and the shareholders of either.

4.       Prohibited Purchases and Sales

                  (a) No access person shall purchase or sell, directly or indirectly, or otherwise acquire any direct or indirect beneficial ownership interest in, any security being considered for purchase or sale, or being purchased or sold by an account managed by the Adviser that has a pending "buy" or "sell" order in the same security, until that order is executed or withdrawn. Any profits realized on any transaction in violation of this Section 4(a) of the Code of Ethics shall be disgorged.

                  (b) No access persons who is a portfolio manager or other investment professional relating to a mutual fund or institutional account shall purchase or sell, directly or indirectly, or otherwise acquire any direct or indirect beneficial ownership interest in, any security being considered for purchase or sale, or being purchased or sold within seven calendar days of a purchase or sale of the same security by the mutual fund or institutional account. This seven day blackout period applies to portfolio managers who manage the account(s) with the pending transaction, as well as all securities analysts and trading personnel who support the portfolio manager or account. Any profits realized on any transaction in violation of this Section 4(b) of the Code of Ethics shall be disgorged.

                  (c) No access person shall purchase or sell, directly or indirectly, or otherwise acquire any direct or indirect beneficial ownership interest in, any security at a time when that Access Person intends, or knows of another's intention, to purchase or sell those securities on behalf of an account managed by the Adviser.
         (d) No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Adviser) any information regarding securities transactions by the Fund or consideration by the Fund or the Adviser of any such securities transactions.

               (e) No access person shall recommend any securities transaction to the Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates, and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such access person in such securities or issuer is not material to his or her personal net worth, or any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Fund or on the market for the securities generally, such access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

               (f) No access person shall acquire any securities in an initial public offering.

               (g) No access person shall acquire any securities in a private placement without the prior written approval of the Adviser's Chief Executive Officer. In considering whether to approve a private placement transaction, the Chief Executive Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to the access person by virtue of his or her position with the Adviser. Any authorized investment in a private placement must be disclosed by such access person when he or she plays any part in a Fund's subsequent consideration of an investment in securities of the issuer, and any decision by the Fund to purchase securities of the issuer, will be subject to an independent review by personnel of the Adviser with no personal interest in the issue.

               (h) No access person shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days, without the prior written approval of the Adviser's Chief Executive Officer. Any profits realized on any unauthorized short-term trade shall be disgorged. This prohibition shall not apply to the exercise of any Lexington Global Asset Managers, Inc. ("LGAM") stock options and the subsequent sale of LGAM common stock or to any transaction in index futures, index options, including webs, spiders or similar baskets of portfolio securities.
                    This prohibition shall also not apply to any exempt security. Nothing in this restriction shall be deemed to prohibit avoidance of loss during trading within a period shorter than 60 calendar days. The Adviser's Chief Executive Officer may grant limited exemptions to this restriction if any access person can demonstrate extenuating circumstances.

         (i) No access person shall purchase or sell any security for his or her own account without obtaining prior written approval of the transaction by a member of the Adviser's Compliance Committee listed on Appendix II, using a preclearance form as prescribed in Appendix III.

         (j) No access person shall accept a gift in excess of the limits contained in Section 3060 of the NASD Conduct Rules from any entity doing business with or on behalf of the Adviser or a Fund. An occasional meal, ticket to a sporting event or theater, or comparable entertainment may be excluded from the limits as well as candies or other food items (e.g., holiday baskets) if shared with other employees of the Adviser.

         (k) No access person shall serve on the board of directors of a publicly traded company, or in any similar capacity, absent the prior approval of this service by the Chief Executive Officer of the Adviser, following the receipt of a written request for approval.


5.       Exempted Transactions

         The prohibitions of Section 4 of this Code of Ethics shall not apply to:

         (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

         (b) Purchases or sales which are non-volitional on the part of either the affected person or the Fund.

         (c) Purchases which are part of an automatic dividend reinvestment plan.

         (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (e) Purchases or sales which are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

6.       Reporting

         (a) Upon commencement of employment by the Adviser, and annually thereafter, each access person shall disclose in writing, in a form acceptable to the Adviser's Compliance Committee, all direct or indirect beneficial ownership interests of the access person in "securities" as defined herein. Refer to Appendix V.

         (b) The Adviser's Compliance Committee shall notify each access person that he or she is subject to this reporting requirement, and shall deliver a copy of this policy to each access person. The Compliance Officer shall annually obtain written assurances from each access person that he or she is aware of his or her obligations under this Code of Ethics and has complied with the Code of Ethics and with its reporting requirements.

         (c) Each access person shall notify the Adviser's Compliance Committee of all brokerage accounts in which he or she has any beneficial interest (a) within two weeks of receipt of this Code of Ethics, or (b) promptly after the later opening of the account.

         (d) Every access person must direct his or her broker to provide the Adviser's Compliance Committee with duplicate copies of confirmations of all personal securities transactions.

         (e) Every access person shall report to the Adviser's Compliance Committee the information described in Section 6(f) of this Code of Ethics with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

         (f) Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, as indicated in Appendix IV:

                    (i) The trade date of the transaction, and the title and the number of shares or the par value of each security involved;

                    (ii) The nature of the transaction (i.e., purchase,  sale or any other type of acquisition or disposition);

                    (iii)The number of shares or the par value of each  security involved;

                    (iv) The name of the broker,  dealer or bank with or through whom the transaction was effected.

          (g) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

7.       Sanctions

         Upon discovering a violation of this Code of Ethics, the Board of Directors of the Adviser may impose such sanctions as it deems appropriate, including, INTER ALIA, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code of Ethics and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors/Trustees of the Fund.

8.       Insider Trading

         The Board of Directors of the Adviser has adopted a policy statement on insider trading and conflicts of interest (the "Policy Statement"), a copy of which is attached hereto as Appendix I. All access persons are required by this Code to read and familiarize themselves with their responsibilities under the Policy Statement. All access persons shall sign a copy of the Policy Statement, and the Adviser's Compliance Officer shall maintain a copy of each executed Policy Statement.

9.       Policy Regarding Specific Types of Accounts

     The Code does not apply to transactions effected by the Lexington Corporate Leaders Trust Fund, Corporate Leaders Trust Fund Certificates Series "A" or the LPT Variable Insurance Trust (Lexington Corporate Leaders Portfolio) due to the restricted nature of the investments for these accounts.

10.      West Coast Trading Desk

         The Code generally applies to transactions effected on the Adviser's primary trading desk. With regard to Adviser's West Coast trading desk, please refer to Appendix II.

11.      Post Trade Monitoring

         The Compliance Officer or designated Compliance official is responsible for keeping records of the Code and any changes to the Code, approvals, reports of personal securities holdings, annual certifications of Code compliance, all Code violations and disciplinary procedures, and access persons quarterly reports. Compliance with the Code will be monitored on an ongoing basis at least quarterly by the designated Compliance official, by:

          (a) comparing employee trades vs. client trades during blackout periods,

          (b) comparing employee purchases and sales of the same security within a short period of time,

          (c) ascertaining whether an employee purchased the correct security within the preclearance period,

          (d) engaging in random sampling of employee trades along with a comparison of the trading activities of various clients and individuals within the complex and

          (e)  reviewing reports for code violations.



12.      Trading in Lexington Global Asset Managers, Inc. ("LGAM") Stock

         Since the Adviser is a fully-owned and principal subsidiary of LGAM, a publicly-held company, certain employees of the Adviser will be restricted from trading LGAM stock during the period beginning on the first day of a new quarter through the second business day following an LGAM earnings release. These employees of the Adviser, for which this blackout pertains, consist of members of the executive and senior management committees including their administrative assistants; corporate compliance officers; members of the corporate accounting department; and the human resources & payroll officer. The Principal Compliance Officer (Lisa Curcio) is the only member of the Compliance Committee that is authorized to preclear transactions in LGAM stock. In the absence of the Principal Compliance Officer, any other member of the Adviser's Investment Compliance Committee may temporarily approve the transaction. LGAM does maintain its own Statement of Policy Concerning Trading Policies and Conflicts of Interest.






                                   APPENDIX I

                       POLICY STATEMENT ON INSIDER TRADING


A        Introduction

         Lexington Management Corporation and Market Systems Research Advisors, Inc. (each referred to individually as "the Firm") seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we should value and endeavor to protect. To further that goal, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

         Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten year imprisonment. The Securities and Exchange Commission ("SEC") can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

         Regardless of whether a government inquiry occurs, the Firm views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, including dismissal.

B.       Scope of the Policy Statement

         This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, officers, and employees of the Firm (including spouses, minor children, and adult members of their households).

         The law of insider trading is unsettled; and individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the Compliance Officer. You also must notify the Compliance Officer immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

C.       Policy Statement

         No person to whom this Policy Statement applies, including you, may trade, either personally or on behalf of others, while in possession of material, nonpublic information; no such personnel may communicate material, nonpublic information to others in violation of the law. This section reviews principles important to the Policy Statement.


         1.       What is Material Information?

                  Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Compliance Officer.

                  Material information often relates to a company's results and operations including, for example, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

                  Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the U.S. Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal`s "Heard on the Street" column.

         2. What is Nonpublic Information?

                  Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones "tape" or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

         3.       Identifying Inside Information

                  Before executing any trade for yourself or others, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

               (i) Report the information and proposed trade immediately to the Compliance Officer.

               (ii) Do not purchase or sell the securities on behalf of yourself or others.

               (iii)Do not  communicate  the  information  inside or outside the
                    Firm, other than to the Compliance Officer.

               (iv) After the  Compliance  Officer has reviewed  the issue,  the
                    Firm will determine whether the information is material and nonpublic and, if so, what action the Firm should take.

         You should consult with the Compliance Officer before taking any action. This degree of caution will protect you, your clients and the Firm.

         4.       Contact with Public Companies

                  The Firm's contacts with public companies represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, an employee of the Firm or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely disclosed quarterly results to any analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, your clients and the firms, you should contact the Compliance Officer immediately if you believe that you may have received material, nonpublic information.

         5.       Tender Offers

                  Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. The Firm's employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.


COMPLIANCE COMMITTEE

Carolyn Croney
Robert DeMichele
Peter Corniotes
Lisa Curcio
Richard Hisey

Prior written approval should be requested according to this sequence. If the transaction is approved, the Committee member returns a copy of the signed form to the employee.

EAST COAST AND WEST COAST TRADING DESKS

The Code generally applies to transactions effected on the Adviser's primary trading desk (hereinafter referred to as the "East Coast trading desk"). Unless otherwise indicated below, the Code does not apply to transactions effected on the Adviser's West Coast trading desk located in Sacramento, California, except as follows:

Personal securities transactions for the following officers will apply to transactions effected on both the East Coast and West Coast trading desks:

         Robert DeMichele
         Alan Wapnick
         James Vail

Personal securities transactions for the following officers will be at the discretion of Robert DeMichele, Alan Wapnick or Jim Vail based upon trading activity on the West Coast trading desk:
         Lee Grichuhin
         Andree Thomas
         Bob Watson
         John Wright

Only Robert DeMichele is authorized to sign a Preclearance form on behalf a personal securities transaction that applies to the West Coast trading desk. With respect to personal securities transactions for Robert DeMichele, any other member of the Compliance Committee may approve his Preclearance form.

Officers not located on the East Coast premises may fax their Preclearance form to either Robert DeMichele, Alan Wapnick or James Vail. Generally, buy/sell instructions take a longer time to complete on the West Coast trading desk due to the larger number of individual accounts. As new accounts are being established, securities are constantly being purchased. Due to the nature of West Coast trading, greater flexibility may be taken into consideration with respect to the blackout period.